Exhibit 99.1

SAKS INCORPORATED ANNOUNCES APRIL COMPARABLE

STORE SALES INCREASE OF 23.9%

— First quarter comparable store sales increased 8.4% —

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (May 8, 2008)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $349.7 million for the four weeks ended May 3, 2008 compared to $281.3 million for the four weeks ended May 5, 2007, a 24.3% increase. Comparable store sales increased 23.9% for the period.

For the first quarter ended May 3, 2008, owned sales totaled $853.4 million compared to $785.6 million for the prior year first quarter ended May 5, 2007, an 8.6% increase. Comparable store sales increased 8.4% for the quarter.

For April, the strongest categories at Saks Fifth Avenue were women’s designer and “gold range” apparel, men’s apparel and shoes, jewelry, women’s shoes, and handbags. The weakest categories at Saks Fifth Avenue for April were women’s classic bridge apparel and women’s petites and large sizes. Saks Direct and Saks Off 5th performed well for the month.

Sales performance for April was positively affected by increased promotional activity. These promotions included a more extensive Friends & Family event and the acceleration of a spring season clearance event into the last week of April this year from the first week of May last year. Management estimates that, excluding these promotional changes, April comparable store sales would have increased by high-single digits and that comparable store sales for the first quarter would have increased by mid-single digits.

Customers have responded to the increased promotional activity and as a result, management believes that it is on track to achieve targeted inventory levels by the end of the second fiscal quarter. The increased promotional activity will have a meaningful negative impact on the Company’s first quarter gross margin rate.

For the second quarter, management expects low single digit comparable store sales growth, modestly reduced year-over-year promotional activity, and modest year-over-year improvement in the gross margin rate.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 48 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

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Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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